Exhibit 10.58

EIGHTH ADDENDUM

TO

CREDIT AGREEMENT

This Eighth Addendum to Credit Agreement (“Eighth Addendum”) is made this 18th day of October, 2012, between Wells Fargo Bank, National Association (“Bank”) and Cancer Genetics, Inc. (“Borrower”).

RECITALS:

A.	The Bank and the Borrower entered into a Credit Agreement, dated April 29, 2008 (the “Credit Agreement”), as amended by a First Addendum to Credit Agreement dated July 7, 2008; a Second Addendum to Credit Agreement dated March 30, 2009; a Third Addendum to Credit Agreement dated July 2, 2009; a Fourth Addendum to Credit Agreement dated October 21, 2009; a Fifth Addendum to Credit Agreement dated July 29, 2010; a Sixth Addendum to Credit Agreement dated June 6, 2011; and a Seventh Addendum to Credit Agreement dated February 15, 2012. Borrowings under the Credit Agreement are currently evidenced by a $6,000,000.00 revolving line of credit note, dated June 6, 2011, as amended (“Revolving Note”).

B.	As of October 17, 2012, there is owed on the Revolving Note the principal amount of Six Million Dollars ($6,000,000.00) plus accrued, unpaid interest.

C.	The Borrower has requested that the Bank extend the Line Availability Period to April 1, 2014.

D.	The Bank and the Borrower wish to amend the Credit Agreement pursuant to the terms of this Eighth Addendum.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein it is agreed:

1.	All terms not otherwise defined in this Eighth Addendum shall have the meaning given to such term in the Credit Agreement, as amended. The recital paragraphs are hereby incorporated as though fully set forth in this Eighth Addendum.

2.	Notwithstanding the execution of the Credit Agreement or any addendum thereto, or the delivery of all documents in furtherance thereof, the obligation of the Bank to make any advance on the Line and this Eighth Addendum becoming effective shall be subject to the timely satisfaction of the following conditions precedent:

a)	No event of default or event which will mature into an event of default, shall have occurred and be continuing.

b)	The representations and warranties of the Borrower contained in the Documents shall be true and correct as of the date of any advance on the Line.

c)	The Borrower shall have delivered to the Bank copies, duly certified as of the date of this Eighth Addendum by the Borrower’s secretary of (i) the resolutions of Borrower’s board of directors authorizing the execution and delivery of this Eighth Addendum and the Documents required by this Eighth Addendum, (ii) all documents evidencing other necessary Borrower action, and (iii) all approvals or consents required, if any, with respect to the Documents.

d)	The Borrower shall have delivered to the Bank a certificate of its secretary certifying the name(s) of the person(s) authorized to sign this Eighth Addendum and the Documents, and all other documents and certificates of the Borrower to be delivered hereunder, together with the true signatures of such person(s).

e)	The Borrower shall have delivered the Documents and the agreements listed below, each of which shall be in a form and content satisfactory to the Bank, executed by the parties specified therein, and all other documents, certificates, opinions and statements requested by the Bank:

i.	This Eighth Addendum;

ii.	The First Addendum to Collateral Patent Assignment; and

iii.	The Modification Agreement.

f)	The Bank shall have received from John Pappajohn the Consent to Eighth Addendum to Credit Agreement and Ratification of Guaranty (“Pappajohn Consent”).

g)	The Borrower shall have reimbursed the Bank for all expenses incurred by it in connection with this Eighth Addendum, including but not limited to, attorney’s fees.

3.	Section 1.2 (Line Availability Period) of the Credit Agreement is hereby deleted and the following new Section 1.2 is substituted in lieu thereof:

1.2	Line Availability Period. The “Line Availability Period” will mean the period of time from the Effective Date or the date on which all conditions precedent described in this Agreement have been met, whichever is earlier, through and including the earlier of April 1, 2014 (the “Line Expiration Date”).

4.	The following new subsection (e) (Negative Pledge) shall be added to Section 7.2 of the Credit Agreement:

(e)	Negative Pledge. Borrower covenants and agrees as follows:

(i)	Except for the granting of non- exclusive licenses or sublicenses by Borrower in the ordinary course of business, and except for the liens in favor of the Bank, the Borrower has not, and shall not, sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of Borrower’s Patents. “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; all amendments, extensions, renewals and extensions of any of the Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

(ii)	Borrower acknowledges under Iowa Code Section 554.9 that by giving this Negative Pledge, Borrower is relinquishing its rights to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of Borrower’s Patents. Borrower has not, and shall not, enter into a negative pledge agreement, or similar agreement, affecting the rights of the Patents with any other party.

5.	Section 10 (Arbitration) of the Credit Agreement is hereby deleted and the following new Section 10 is substituted in lieu thereof:

10.	ARBITRATION.

10.1	Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the loan documents (“Loan Documents”), and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

10.2	Governing Rules. Any arbitration proceeding will (i) proceed in a location in Iowa selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

10.3	No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

10.4

Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Iowa or a neutral retired judge of the state or federal judiciary of Iowa, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Iowa and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Iowa Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

10.5	Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

10.6	Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

10.7	Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

10.8	Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

6.	The Borrower does hereby release and forever discharge Wells Fargo Bank, National Association, Wells Fargo & Company, and their respective affiliates and their officers, directors, attorneys, agents, employees, successors and assigns from all causes of action, suits, claims and demands of every kind and character, liquidated or unliquidated, fixed, contingent, direct or indirect without limit, including any action in law or equity, which the Borrower now has or may ever have had against them, if the circumstances giving rise to such causes of action, suits, claims and demands arose prior to the date of this Eighth Addendum.

7.	Except as modified by this Eighth Addendum, all the terms and conditions of the Credit Agreement, as amended, shall remain in full force and effect.

8.	This Eighth Addendum may be executed in one or more identical counterparts, which, when executed by all parties, shall constitute one and the same agreement.

9.	The Credit Agreement, as amended, embodies the entire agreement and understanding between the Borrower and the Bank with respect to the subject matter thereof and supersedes all prior agreements and understandings among such parties with respect to the subject matters thereof.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE ALSO APPLIES TO ANY OTHER CREDIT AGREEMENTS (EXCEPT CONSUMER LOANS OR OTHER EXEMPT TRANSACTIONS) NOW IN EFFECT BETWEEN YOU AND THIS LENDER.

THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS, WHETHER VERBAL OR WRITTEN, OR ACTIONS OF EITHER PARTY.

IN WITNESS WHEREOF, the parties have executed this Eighth Addendum as of the day and year first above written.

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Rebecca Gibson
Rebecca Gibson, Vice President

BORROWER:

CANCER GENETICS, INC.

By:	/s/ Panna Sharma
Panna Sharma, President & CEO